Exhibit D(151)

AMENDMENT ONE

DATED APRIL 1, 2018 TO

INVESTMENT SUBADVISORY AGREEMENT

for MassMutual Select T. Rowe Price Emerging Markets Bond Fund

WHEREAS, MML Investment Advisers, LLC ("MML Advisers") and T. Rowe Price Associates, Inc. (the "Subadviser") entered into an Investment Subadvisory Agreement (the "Agreement"), effective as of January 10, 2018, relating to the MassMutual Select T. Rowe Price Emerging Markets Bond Fund (the "Fund");

WHEREAS, MML Advisers and the Subadviser desire to amend the compensation of the Subadviser as described in the Agreement; and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 – Compensation of the Subadviser is replaced in its entirety with the following:
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3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MML INVESTMENT ADVISERS, LLC	T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Tina Wilson	By:	/s/ Terence Baptiste
Name:	Tina Wilson	Name:	Terence Baptiste
Title:	Vice President	Title:

Acknowledged and Agreed:

MASSMUTUAL SELECT FUNDS

on behalf of MassMutual Select T. Rowe Price Emerging Markets Bond Fund

By:	/s/ Renee Hitchcock
Name:	Renee Hitchcock
Title:	CFO and Treasurer